Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ISTA Pharmaceuticals, Inc.

Irvine, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 25, 2011, relating to the consolidated financial statements, the effectiveness of ISTA Pharmaceuticals, Inc.’s internal control over financial reporting, and the financial statement schedule of ISTA Pharmaceuticals, Inc. all appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

May 24, 2011